Exhibit 99.1

Contacts:	Joseph C. Tusa, Jr.	David L. Kerr
	Senior Vice President and	Senior Vice President – Corporate Development
	Chief Financial Officer	713.386.1420
	713.386.1428	dkerr@comsys.com
jtusa@comsys.com

COMSYS IT PARTNERS, INC.

TO ADD A THIRD INDEPENDENT AUDIT COMMITTEE MEMBER

HOUSTON, TX (May 17, 2006) – COMSYS IT Partners, Inc. (NASDAQ: CITP) previously reported that Christopher R. Pechock had resigned from the Company’s Board of Directors and its Audit Committee. There were no disagreements between Mr. Pechock, the Company, or its board of directors. As a result of that resignation, the Company’s Audit Committee currently consists of two independent directors rather than the three independent directors required under Nasdaq Marketplace Rule 4350. The Company notified The Nasdaq Stock Market, Inc. of this matter and, by letter dated May 15, 2006, Nasdaq confirmed that the Company was not in compliance with Marketplace Rule 4350 and that the Company has until the earlier of its next annual stockholders’ meeting or August 8, 2006, to add a third independent director to the Audit Committee. Also as previously reported, the Company intends to comply with this requirement by no later than its 2006 Annual Meeting of Stockholders, which is currently scheduled for July 27, 2006.

About COMSYS IT Partners

COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading information technology services company with 42 offices across the U.S. and offices in Canada and the U.K. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions, including network design and management, offshore development, customized software development and maintenance, software globalization/localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS primarily serves clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.

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